Exhibit (a)(1)(N)

POLYCOM, INC.

RESTRICTED STOCK UNIT AGREEMENT

FOR EMPLOYEES IN THE UNITED KINGDOM

[NAME]

Employee ID Number: [Number]

NOTICE OF GRANT

Polycom, Inc. (the “Company”) hereby grants you, [Name] (the “Employee”), an award of Restricted Stock Units (“Award”) under the Company’s 2004 Equity Incentive Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is [DATE] (the “Grant Date”). Subject to the provisions of Appendix A (attached), Appendix B for the Employee’s country (if any) and of the Plan, the principal features of this Award are as follows:

Number of Restricted Stock Units:	[ ]

Vesting Schedule:	The Restricted Stock Units will vest in accordance with the following schedule: One-half of the shares subject to the Restricted Stock Units will vest on the first anniversary of the Grant Date, and the remaining one-half of the shares subject to the Restricted Stock Units will vest on the second anniversary of the Grant Date.*

IMPORTANT:

*	Except as otherwise provided in Appendix A, the Employee will not vest in the Restricted Stock Units unless he or she is employed by the Company or one of its Subsidiaries through the applicable vesting date.

Your signature below indicates your agreement and understanding that this Award is subject to all of the terms and conditions contained in Appendix A, Appendix B (if any) and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in paragraphs 3 through 5 and paragraph 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

POLYCOM, INC.	EMPLOYEE

[NAME]	[NAME]

[TITLE]

Date: , 200	Date: , 200

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

FOR EMPLOYEES IN THE UNITED KINGDOM

1. Grant. The Company hereby grants to the Employee under the Plan an Award of Restricted Stock Units set forth in the Notice of Grant, subject to all of the terms and conditions in this Agreement, the Election (pursuant to paragraph 10) and the Plan. When Shares are paid to the Employee in payment for the Restricted Stock Units, par value will be deemed paid by the Employee for each Restricted Stock Unit by services rendered by the Employee, and the Share issuance will be subject to the appropriate tax withholdings, as described in paragraph 9. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

2. Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date that the Restricted Stock Unit is granted. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 3 through 5, the Employee will have no right to Shares and no rights as a Company shareholder. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in whole Shares only. Notwithstanding Section 9.6 of the Plan or any other discretion contained in the Plan, in no event will Restricted Stock Units be paid in cash.

3. Vesting Schedule/Period of Restriction. Except as provided in paragraphs 4 and 5, and subject to paragraph 7, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units shall not vest in accordance with any of the provisions of this Agreement unless the Employee shall have been continuously employed by the Company or by one of its Subsidiaries from the Grant Date until the date the Restricted Stock Units are otherwise scheduled to vest.

4. Modifications to Vesting Schedule.

(a) Vesting upon Leave of Absence. In the event that the Employee takes an authorized leave of absence (“LOA”), the Restricted Stock Units awarded by this Agreement that are scheduled to vest shall be modified as follows:

(i) if the duration of the Employee’s LOA is sixty (60) days or less, the vesting schedule set forth in the Notice of Grant shall not be affected by the Employee’s LOA.

(ii) if the duration of the Employee’s LOA is greater than sixty (60) days, the scheduled vesting of any Restricted Stock Units awarded by this Agreement that are not then vested shall be deferred for a period of time equal to the duration of the Employee’s LOA unless and to the extent local law requires continued vesting during the LOA.

(b) Death or Disability of Employee. In the event that the Employee incurs a Termination of Service due to his or her death or disability (as determined by the Committee pursuant to local law), the Employee shall immediately vest as to the number of Restricted Stock Units that would have vested had the Employee remained an employee of the Company or one of its Subsidiaries through the next regularly scheduled vesting date (in accordance with the vesting provisions set forth in the first page of the Notice of Grant) that coincides with, or immediately follows, the date the Employee incurs a Termination of Service due to his or her death or disability.

In the event that any applicable law limits the Company’s ability to accelerate the vesting of this Award of Restricted Stock Units, this paragraph 4(b) shall be limited to the extent required to comply with applicable law.

(c) Change in Control.

(i) In the event of a Change in Control, this Award shall be subject to the definitive agreement governing such Change in Control. Such agreement, without the Employee’s consent and notwithstanding any provision to the contrary in this Agreement or the Plan, must provide for one of the following: (a) the assumption of this Award by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of an award with substantially the same terms as this Award; or (c) the cancellation of this Award after payment to the Employee in Shares of an amount equal to the Restricted Stock Units subject to this Award at the time of the Change in Control. In the event the definitive agreement does not provide for one of the foregoing alternatives with respect to the treatment of this Award, this Award shall have the treatment specified in clause (c) of the preceding sentence. The Committee may, in its sole discretion, accelerate the vesting of this Award in connection with any of the foregoing alternatives, notwithstanding any tax consequences to the Employee. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or (d) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(ii) Notwithstanding anything herein to the contrary, in the event the Employee incurs a Termination of Service within twelve (12) months following a Change in Control on account of a termination by the Company (or any Subsidiary) for any reason other than Misconduct, then this Award immediately will vest in one hundred percent (100%) of the Restricted Stock Units subject to this Award, notwithstanding any tax consequences to the Employee.

For purposes of this Agreement, “Misconduct” means (a) the commission of any act of fraud, embezzlement or dishonesty by the Employee, (b) the Employee’s conviction of, or plea of nolo contendre to, a felony (or a similar offense under local law), (c) any unauthorized use or disclosure by the Employee of confidential information or trade secrets of the Company or of any Subsidiary, or (d) any other intentional misconduct by the Employee adversely affecting the business or affairs of the Company or of any Subsidiary in a material manner. The preceding definition shall not be deemed to be inclusive of all the acts or omissions that the Company (or any Subsidiary) may consider as grounds for the dismissal or discharge of the Employee or any other individual in the service of the Company (or any Subsidiary).

5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan, notwithstanding any tax consequences to the Employee. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, and to the extent the Employee is subject to Section 409A (as defined below), the Restricted Stock Units are “deferred compensation” within the meaning of Section 409A, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in the Notice of Grant (whether or not the Employee remains employed by the Company or by one of its Subsidiaries as of such date(s)). Notwithstanding the foregoing, if such Restricted Stock Units are accelerated in connection with the Employee’s Termination of Service (other than due to death) and the Employee is subject to Section 409A, the Restricted Stock Units that vest on account of the Employee’s Termination of Service will not be considered due or payable until the Employee has a “separation from service” within the meaning of Section 409A. In addition, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service, then any such accelerated Restricted Stock Units otherwise payable within the six (6) month period following the Employee’s separation from service instead will be paid on the date that is six (6) months and one (1) day following the date of the Employee’s separation from service, unless the Employee dies following his or her separation from service, in which case, the accelerated Restricted Stock Units will be paid to the Employee’s estate as soon as practicable following his or her death, subject to paragraph 9. Thereafter, such Restricted Stock Units shall continue to be paid in accordance with the vesting schedule set forth on the first page of this Agreement. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time (“Section 409A”).

6. Payment after Vesting. Any Restricted Stock Units that vest in accordance with paragraphs 3 through 4 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 9, but in no event later than the applicable two and one-half (2 1/2) month period of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations issued under Section

409A. Notwithstanding the foregoing, if the Employee is subject to Section 409A and the Restricted Stock Units are “deferred compensation” within the meaning of Section 409A, the vested Restricted Stock Units will be released to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 9, but in no event later than the end of the calendar year that includes the date of vesting or, if later, the fifteenth (15th) day of the third (3rd) calendar month following the date of vesting (provided that the Employee will not be permitted, directly or indirectly, to designate the taxable year of the payment). Further, if some or all of the Restricted Stock Units that are “deferred compensation” within the meaning of Section 409A, if applicable, vest on account of the Employee’s Termination of Service (other than due to death) in accordance with paragraphs 3 through 4, the Restricted Stock Units that vest on account of the Employee’s Termination of Service will not be considered due or payable until the Employee has a “separation from service” within the meaning of Section 409A. In addition, if the Employee is a “specified employee” within the meaning of Section 409A, if applicable, at the time of the Employee’s separation from service (other than due to death), then any accelerated Restricted Stock Units will be paid to the Employee no earlier than six (6) months and one (1) day following the date of the Employee’s separation from service unless the Employee dies following his or her separation from service, in which case, the Restricted Stock Units will be paid to the Employee’s estate as soon as practicable following his or her death, subject to paragraph 9. Any Restricted Stock Units that vest in accordance with paragraph 5 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares in accordance with the provisions of such paragraph, subject to paragraph 9. For each Restricted Stock Unit that vests, the Employee will receive one Share.

7. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 3 through 5 at the time of the Employee’s Termination of Service, as determined in accordance with paragraph 24(xi), for any or no reason will be forfeited and automatically transferred to the Company at no cost to the Company.

8. Death of Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate or Employee’s heirs, as required by local laws. Any such administrator, executor or heir must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Withholding of Taxes. Regardless of any action the Company or the employing Subsidiary takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company and/or the employing Subsidiary. The Employee further acknowledges that the Company and/or the employing Subsidiary (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant, vesting, assignment, release or cancellation of the Restricted Stock Units, the issuance of Shares as payment for vested Restricted Stock Units, the subsequent sale of the Shares and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of this Award or any aspect of this

Award to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Employee acknowledges that the Company and/or the employing Subsidiary (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Notwithstanding any provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax-Related Items which the Company determines must be withheld or collected with respect to the event giving rise to the Tax-Related Items (the “Chargeable Event”). Generally, the Company (or the employing Subsidiary) will withhold a portion of the Shares that have an aggregate market value sufficient to pay all applicable Tax-Related Items legally required to be withheld by the Company or the employing Subsidiary with respect to this Award, unless the Employee expressly elects to pay for the Tax-Related Items due under this Award and pays for such Tax-Related Items (in an estimated amount) at least seven days prior to the Chargeable Event, or unless the Company, in its sole discretion, either requires or otherwise permits the Employee to make alternate arrangements satisfactory to the Company for such Tax-Related Items in advance of the Chargeable Event. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding, unless required by local laws. In addition and to the maximum extent permitted by law, the Company (or the employing Subsidiary) has the right to retain without notice from proceeds of the sale of Shares acquired at vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization) and/or from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax-Related Items that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation of Tax-Related Items is satisfied by reducing the number of Shares delivered as described herein, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to this Award notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.

All Tax-Related Items related to this Award and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this Award, the Employee expressly consents to the withholding of Shares, the withholding of the proceeds of the sale of Shares and to any additional cash withholding as provided for in this paragraph 9. If the Employee fails to make satisfactory arrangements for the payment of any Tax-Related Items by the Due Date, which is 90 days, or such other period as required under U.K. law, after the Chargeable Event, and assuming that the Employee is not a director or executive officer of the Company as the term is used in Section 13(k) of the 1934 Act, as amended, the Employee agrees that the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Employee to the employing Subsidiary, effective on the Due Date. The Employee agrees that the loan shall bear interest at the then-current HM Revenue and Customs (“HMRC”) Official Rate and it will be immediately due and repayable, and the Company and/or the employing Subsidiary may recover it at any time thereafter by any of the means referred to above.

Notwithstanding the foregoing, if the Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the 1934 Act, as amended), the Employee will not be eligible for such a loan to cover the Tax-Related Items. In the event that the Employee is a director or executive officer and the Tax-Related Items are not collected from him or her by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Employee on which additional income tax and primary and secondary Class 1 National Insurance contributions will be payable. The Employee will be responsible for reporting and paying any income tax and National Insurance contributions (including the employer’s portion of National Insurance contributions) due on this additional benefit directly to HMRC under the self-assessment regime.

10. Joint Election. As a condition of the issuance of Shares as payment for vested Restricted Stock Units, the Employee agrees to accept any liability for secondary Class 1 National Insurance contributions (“Employer NICs”) which may be payable by the Company or the employing Subsidiary with respect to the Chargeable Event. Without limitation to the foregoing, the Employee agrees to execute a joint election with the Company or the employing Subsidiary (the “Election”), the form of such Election being formally approved by the HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Employee. The Employee further agrees to execute such other joint elections as may be required between the Employee and any successor to the Company or the employing Subsidiary. If the Employee does not enter into the Election prior to the first vesting date, or if the Election is revoked at any time by the HMRC, the Restricted Stock Units shall cease vesting and become null and void and no Shares will be acquired under the Plan without any liability to the Company, the employing Subsidiary and/or any other Subsidiary. The Employee further agrees that the Company and/or the employing Subsidiary may collect the Employer NICs from the Employee by any of the means set forth in paragraph 9.

11. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

12. No Effect on Employment. A leave of absence or an interruption in service (including an interruption due to military service) authorized or acknowledged by the Company or the Subsidiary employing the Employee, as the case may be, shall not be deemed a Termination of Service for the purposes of this Agreement.

13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its General Counsel, at 4750 Willow Road, Pleasanton, CA 94588, United States of America, or at such other address as the Company may hereafter designate in writing.

14. Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Restricted Stock Units and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state, federal or foreign governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience.

18. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

19. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21. Agreement Severable. In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision will be severable from and such invalidity, illegality or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A or other tax rules prior to the actual payment of Shares pursuant to this Award.

23. Amendment, Suspension or Termination of the Plan. By accepting this Award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Acknowledgment. In accepting this Award, the Employee acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, suspended or terminated by the Company at any time; (ii) this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee; (iv) the Employee’s participation in the Plan is voluntary; (v) the Employee’s participation in the Plan shall not create a right to further employment with the employing Subsidiary and shall not interfere with the ability of the employing Subsidiary to terminate the Employee’s employment relationship (if any) at any time with or without cause; (vi) this Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the employing Subsidiary, and that is outside the scope of the Employee’s employment contract, if any; (vii) this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, dismissal or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the employing Subsidiary or any other Subsidiary of the Company; (viii) this Award will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) in consideration of this Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Termination of Employment by the Company or the employing Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws), and the Employee irrevocably releases the Company and the employing Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; (xi) except as otherwise provided by the Committee, in the event of Termination of Employment (whether or not in breach of local labor laws), the Employee’s right to receive an Award and vest in this Award under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this Award; (xii) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Employee’s participation in the Plan or the Employee’s acquisition or sale of the underlying Shares; (xiii) the Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan; and (xiv) the Restricted Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

25. Appendix B. Notwithstanding any provision in this Agreement to the contrary, this Award shall be subject to the special terms and provisions set forth in Appendix B for the Employee’s country, if any. Moreover, if the Employee relocates to one of the countries included in the Appendix B, the special terms and conditions for such country will apply to him or her, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B forms part of this Agreement.

26. Disclosure of Employee Information. By accepting this Award, the Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the employing Subsidiary, the Company and its other Subsidiaries for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

The Employee understands that the Company and the employing Subsidiary may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Subsidiaries, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). The Employee understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the U.K. or elsewhere including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than the Employee’s country. The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Equity

Programs for the Company and/or its applicable Subsidiaries. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that he or she may, at any time, view the Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. The Employee understands that refusal or withdrawal of consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact the Equity Programs for the Company and/or its applicable Subsidiaries.

27. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Award made under and participation in the Plan or future awards that may be made under the Plan by electronic means or to request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

28. Notice of Governing Law and Choice of Venue. This Award shall be governed by, and construed in accordance with, the laws of the State of California, United States of America, without regard to principles of conflict of laws. For purposes of litigating any dispute that arises under this Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, United States of America, and agree that such litigation shall be conducted in the courts of Alameda County, California, or the federal courts of the United States of America for the Northern District of California, where this Award is made and/or to be performed.

29. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX B

Argentina

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Securities Law Information

Neither the Restricted Stock Units nor the underlying Shares are publicly offered or listed on any stock exchange in Argentina. The offer of Restricted Stock Units under the Plan is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Requirements

By accepting the Restricted Stock Units, the Employee agrees to comply with any and all Argentine currency exchange control restrictions, approvals and reporting requirements in connection with the Restricted Stock Units.

APPENDIX B

Brazil

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Exchange Control Requirements

The Employee is required to prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis. The assets and rights that must be reported include Shares issued pursuant to the Restricted Stock Units. However, if the Employee holds assets or rights valued at less than US$100,000, the Employee will not be required to submit a declaration.

Intent to Comply with Law

By accepting the Award, the Employee agrees that he or she will comply with Brazilian law when the Employee receives the grant of Restricted Stock Units, vests in the Restricted Stock Units and sells the Shares issued pursuant to the Restricted Stock Units. The Employee also agrees to report and pay any and all taxes associated with the vesting of the Restricted Stock Units and the sale of Shares issued pursuant to the Restricted Stock Units.

APPENDIX B

Canada

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Vesting of Restricted Stock Units

The Company may, in its sole discretion, accelerate the vesting of a number of Restricted Stock Units it determines sufficient to cover the amount of any taxes due at the time of the exchange of your eligible options for Restricted Stock Units pursuant to the Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

Securities Law Information

The Employee is permitted to sell Shares issued pursuant to the Restricted Stock Units through the designated broker appointed under the Plan provided the resale of Shares issued pursuant to the Restricted Stock Units takes place outside of Canada through facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select Market in the United States.

Consent to Receive Information in English for Quebec Employees

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Award Payable Only in Shares

Restricted Stock Units granted to Employees in Canada shall be paid in Shares only and do not provide any right for the Employee to receive a cash payment, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.

APPENDIX B

China

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Vesting of Restricted Stock Units

If the Employee is a Chinese national working in China, the Restricted Stock Units shall vest as follows: One-half of the shares subject to the Restricted Stock Units will vest on the later of (i) the first anniversary of the Grant Date, or (ii) the date on which the Company has received all necessary exchange control and other approvals from the State Administration of Foreign Exchange or its local counterpart (“SAFE”) under applicable exchange control rules for Restricted Stock Units granted under the Plan; and the remaining one-half of the shares subject to the Restricted Stock Units will vest on the later of (i) the second anniversary of the Grant Date, or (ii) the date on which the Company has received all necessary approvals from SAFE under applicable exchange control rules for Restricted Stock Units granted under the Plan.

The Company is in the process of obtaining SAFE approval but is not in a position to guarantee, undertake or represent whether or when SAFE approval can be obtained. Consequently, the Employee acknowledges and agrees that he or she is not entitled to any compensation or other damages if SAFE approval is not obtained and, as a result, the Restricted Stock Units do not vest.

Immediate Sale Restriction

Notwithstanding anything to the contrary in the Plan or Agreement, due to exchange control laws in China, the Company may require that all Shares issued at vesting of the Restricted Stock Units be sold on the Employee’s behalf pursuant to this authorization as soon as administratively possible on or after the respective vesting date. In this case, the Employee will not be entitled to hold any Shares. Instead, the Employee will receive the sale proceeds less any Tax-Related Items and broker’s fees or commissions.

Exchange Control Information

The Employee understands and agrees that, due to exchange control laws in China, the Employee will be required to immediately repatriate the proceeds from the sale of any Shares acquired at vesting of the Restricted Stock Units to China. The Employee further understands that, under local law, such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Company or one of its Subsidiaries in China, and the Employee hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to him or her. The Employee agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the proceeds are distributed through any such special exchange account. The Employee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. This repatriation requirement will not apply to non-Chinese nationals.

APPENDIX B

France

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Reporting Requirements

The Employee may hold the Shares issued pursuant to the Restricted Stock Units outside of France, provided the Employee declares all foreign accounts, whether open, current, or closed, in his or her income tax return.

Consent to Receive Information in English

By accepting the Restricted Stock Units, the Employee confirms having read and understood this Appendix B, the Agreement and the Plan, including all terms and conditions included therein, which were provided in the English language. The Employee accepts the terms of those documents accordingly.

En acceptant les Restricted Stock Units, le Employee confirme avoir lu et compris cette Appendix B, le Contrat et le Plan, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Employee accepte les dispositions de ces documents en connaissance de cause.

APPENDIX B

Germany

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Exchange Control Requirements

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Employee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Employee. In addition, the Employee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

APPENDIX B

Hong Kong

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Securities Law Notice

This grant of Restricted Stock Units and the Shares to be issued pursuant to the Restricted Stock Units are not a public offer of securities and are available only for employees of the Company or any of its Subsidiaries participating in the Plan. The contents of this Appendix B, the Agreement and the Plan have not been reviewed by any regulatory authority in Hong Kong. The Employee is advised to exercise caution in relation to this grant of Restricted Stock Units. If the Employee has any doubts as to the contents of this Appendix B, the Agreement or the Plan, the Employee should obtain independent professional advice.

Award Payable Only in Shares

Restricted Stock Units granted to Employees in Hong Kong shall be paid in Shares only and do not provide any right for the Employee to receive a cash payment, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.

Nature of Scheme

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

APPENDIX B

India

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Exchange Control Requirements

The Employee must repatriate the proceeds from the sale of Shares to India within 90 days after receipt. The Employee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation.

Fringe Benefit Tax

By accepting the Restricted Stock Units, the Employee consents and agrees to assume liability for any fringe benefit tax that may be payable by the Company and/or the Employer in connection with the Restricted Stock Units, to the extent determined by the Company and/or the Employer. The Employee further understands that the settlement of the Restricted Stock Units is contingent upon the Employee’s agreement to assume liability for fringe benefit tax payable on the Restricted Stock Units.

Further, by accepting the Restricted Stock Units, the Employee agrees that the Company and/or the Employer may collect the fringe benefit tax from the Employee by any of the means set forth in the Agreement or any other reasonable method established by the Company. The Employee also agrees to execute any other consents or elections required to accomplish the foregoing, promptly upon request of the Company.

APPENDIX B

Israel

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Please refer to the Polycom, Inc. 2004 Equity Incentive Plan Sub-Plan for Israeli Participants and the Restricted Stock Unit Agreement for Employees in Israel.

APPENDIX B

Italy

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Exchange Control Requirements

The Employee is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. The Employee is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Employee’s behalf.

Data Privacy Notice and Consent

This provision replaces in its entirety Section 26 of the Agreement:

The Employee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of his or her personal data as described in this section of this Appendix B by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering, and managing the Employee’s participation in the Plan.

The Employee understands that the Employer, the Company and any Subsidiary hold certain personal information about him or her, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

The Employee also understands that providing the Company with Data is necessary for the performance of the Plan and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Employee’s ability to participate in the Plan. The Controller of personal data processing is Polycom, Inc., with registered offices at 4750 Willow Road, Pleasanton, California 94588, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Polycom (Italy) S.r.l.

The Employee understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Employee further understands that the Company and/or any Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering or managing the Employee’s participation in the Plan, and that the Company and/or any Subsidiary may each further transfer Data to third parties assisting the Company in the implement, administration and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Employee may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Employee’s participation in the Plan. The Employee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Employee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Employee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. The Employee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Furthermore, the Employee is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Employee’s local human resources representative.

Plan Document Acknowledgment

In accepting the grant of Restricted Stock Units, the Employee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix B.

The Employee further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Section 7 on Forfeiture; Section 9 on Withholding Taxes; Section 25 on Acknowledgment; Section 10 on Rights as Stockholder; Section 13 on Grant is Not Transferable; Section 21 on Language; Section 28 on Notice of Governing Law and Venue; and the Data Privacy Notice and Consent section included in this Appendix B.

APPENDIX B

Japan

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

There are no country-specific terms and conditions.

APPENDIX B

Korea

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Exchange Control Requirements

If the Employee realizes US$500,000 or more from the sale of Shares, Korean exchange control laws require the Employee to repatriate the proceeds to Korea within 18 months of the sale.

APPENDIX B

Mexico

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Labor Law Policy and Acknowledgment

In accepting the grant of Restricted Stock Units, the Employee expressly recognizes that Polycom, Inc. with registered offices at 4750 Willow Road, Pleasanton, California 94588, United States of America, is solely responsible for the administration of the Plan and that his or her participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Employee and Polycom, Inc. since the Employee is participating in the Plan on a wholly commercial basis and his or her sole Employer is Poly-Com S.de R.L. de C.V. Paseo de los Tamarindos #400-A 5o piso Suite:21 Bosques de law Lomas Cuajimalpa, 05120 Mexiox D.F. Based on the foregoing, the Employee expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Employee and the Employer, Poly-Com S.de R.L. de C.V., and do not form part of the employment conditions and/or benefits provided by Poly-Com S.de R.L. de C.V. and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Employee’s employment.

The Employee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Polycom, Inc.; therefore, Polycom, Inc. reserves the absolute right to amend and/or discontinue the Employee’s participation at any time without any liability to the Employee.

Finally, the Employee hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against Polycom, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Employee therefore grants a full and broad release to Polycom, Inc., its Subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Política Laboral y Reconocimiento

Al aceptar el otorgamiento de las Acciones Restringidas, el Beneficiario expresamente reconoce que Polycom, Inc., con oficinas registradas en 4750 Willow Road, Pleasanton, California 94588, en los Estados Unidos de América, es el único responsable por la administración del Plan y que su participación en el Plan y la adquisición de Acciones no constituyen una relación de trabajo entre el Beneficiario y Polycom, Inc., ya que el Beneficiario participa en un marco totalmente comercial y que su único patrón lo es Poly-Com S.de R.L. de C.V. Paseo de los Tamarindos #400-A 5o piso Suite:21 Bosques de law Lomas Cuajimalpa, 05120 Mexiox D.F. Derivado de lo anterior, el Beneficiario expresamente reconoce que el Plan y los beneficios que deriven de su participación en el Plan no establecen derecho alguno entre el Beneficiario y el patrón, by Poly-Com S.de R.L. de C.V., y no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por by Poly-Com S.de R.L. de C.V. y cualquier modificación al Plan o su terminación no constituye un cambio o impedimento en los términos y condiciones de la relación de trabajo del Beneficiario.

Asimismo, el Beneficiario entiende que su participación en el Plan es resultado de una decisión unilateral y discrecional de Polycom, Inc.; por lo tanto, Polycom, Inc. se reserva el derecho absoluto de modificar y/o terminar la participación del Beneficiario en cualquier tiempo sin responsabilidad para con el mismo.

Finalmente, por medio del presente el Beneficiario manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra de Polycom, Inc. por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivado del mismo y el Beneficiario por lo tanto, otorga el finiquito más amplio que en derecho proceda a Polycom, Inc., sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier demanda que pudiera surgir.

APPENDIX B

Netherlands

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Notification For Dutch Employees

The Employee has been granted Restricted Stock Units under the Plan, pursuant to which the Employee may acquire Shares of the Company.

Employees that are residents of the Netherlands should be aware of the Dutch insider trading rules, which may impact the sale of Shares issued pursuant to the Restricted Stock Units. In particular, the Employee may be prohibited from effecting certain share transactions if he or she has insider information regarding the Company.

Below is a discussion of the applicable restrictions. The Employee is advised to read the discussion carefully to determine whether the insider rules could apply to him or her. If it is uncertain whether the insider rules apply, we recommend that the Employee consult with his or her legal advisor. Please note that the Company cannot be held liable if an Employee violates the Dutch insider rules. The Employee is responsible for ensuring his or her compliance with these rules.

By entering into the Agreement and participating in the Plan, the Employee acknowledges having read and understood the Notification and acknowledges that it is his or her responsibility to comply with the Dutch insider trading rules, as discussed herein.

Prohibition Against Insider Trading

Dutch securities laws prohibit insider trading. Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or its Dutch Subsidiary who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch Subsidiary may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information.

APPENDIX B

Norway

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

There are no country-specific terms and conditions.

APPENDIX B

Peru

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

There are no country-specific terms and conditions.

APPENDIX B

Singapore

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Securities Law Notice

The grant of Restricted Stock Units and the Shares issued pursuant to the Restricted Stock Units are being made on a private basis and are, therefore, exempt from registration in Singapore.

Disclosure by Directors

If the Employee is a director, associate director or shadow director of a Singapore Subsidiary of the Company, the Employee is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Employee is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when the Employee receives an interest (e.g., Restricted Stock Units, Shares) in the Company or any related companies. The Employee should contact the Company to obtain a copy of the notification form. In addition, the Employee must notify the Singapore Subsidiary when the Employee sells Shares of the Company or any related company (including when the Employee sells Shares issued pursuant to the Restricted Stock Units). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Employee’s interests in the Company or any related company within two days of becoming a director, associate director or shadow director.

APPENDIX B

Spain

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Exchange Control Requirements

The Employee understands and agrees that to participate in the Plan, the Employee must comply with exchange control regulations in Spain that require that the acquisition and sale of Shares be declared for statistical purposes. If a Spanish financial institution executes the transaction, the institution will automatically make the declaration on the Employee’s behalf; otherwise, it is the Employee’s responsibility to make the declaration. In addition, the Employee must file a declaration of ownership of foreign securities each January.

Labor Law Acknowledgment

This provision supplements Section 25 of the Agreement:

In accepting the Restricted Stock Units, the Employee consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.

The Employee understands that the Company has unilaterally, gratuitously, and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary, other than to the extent set forth in this Agreement. Consequently, the Employee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and any Shares acquired upon vesting of the Restricted Stock Units are not a part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, the Employee understands that he or she will not be entitled to continue vesting in any Restricted Stock Units once the Employee’s employment with the Company or any Subsidiary ceases. In addition, the Employee understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Employee acknowledges and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Restricted Stock Units shall be null and void.

APPENDIX B

Sweden

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

There are no country-specific terms and conditions.

APPENDIX B

Switzerland

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Securities Law Notice

The grant of Restricted Stock Units and the Shares issued pursuant to the Restricted Stock Units are being made on a private basis and are, therefore, not subject to registration in Switzerland.

APPENDIX B

Taiwan

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Exchange Control Requirements

The Employee may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, the Employee must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, the Employee may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Employee should consult with his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

APPENDIX B

Thailand

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Exchange Control Requirements

If and when the Employee sells the Shares issued pursuant to the Restricted Stock Units, the Employee will be required to immediately repatriate the cash proceeds to Thailand and to convert them to Thai Baht within three hundred sixty days of receipt. The Employee may also be subject to certain reporting obligations when he or she repatriates the cash proceeds. The Employee should consult with his or her personal advisor on the current repatriation requirements. The Company and the Employee’s employer will not be held responsible should the Employee fail to comply with the exchange control requirements.

APPENDIX B

United Arab Emirates

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

There are no country-specific terms and conditions.

APPENDIX B

United Kingdom

Polycom, Inc. 2004 Equity Incentive Plan

Restricted Stock Unit Agreement for Non-U.S. Employees

Please refer to the Restricted Stock Unit Agreement for Employees in the United Kingdom.

B-26